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                                                                      Exhibit 99

       NELLCOR PURITAN BENNETT NAMES DEAN O. MORTON TO BOARD OF DIRECTORS


PLEASANTON, CA -- APRIL 17, 1997 -- Nellcor Puritan Bennett (Nasdaq:NELL) today announced the naming of Dean O. Morton to its board of directors. Mr. Morton, age 65, was executive vice president, chief operating officer and a director of Hewlett-Packard Company at the time of his retirement in October 1992.

Mr. Morton joined Hewlett-Packard in 1960. In 1977, he was elected an executive vice president and named to oversee the company's operations in medical, analytical and component products. In 1984, Mr. Morton was named chief operating officer, and in 1988, he became general manager of the Computer Business Organization and served as chairman of the company's Computer Business Executive Committee. He was named to the chief executive office in 1990 where he was part of the group responsible for overall company management.

Mr. Morton holds a bachelor of science degree in electronics from Kansas State University and a master's degree in business administration from Harvard University. In 1992, the Harvard Business School honored Mr. Morton with the Alumni Achievement Award for outstanding professional accomplishments. Mr. Morton is a member of the board of directors of ALZA Corporation, The Clorox Company, Kaiser Foundation Health Plan and Hospitals and has served as a public member of the board of commissioners of the Joint Commission on Accreditation of Healthcare Organizations. He is past vice chairman of the board of Stanford University Hospital.

"We are extremely pleased to welcome Mr. Morton to our board," said C. Raymond Larkin, Jr., president and chief executive officer. "His long and distinguished career in management with one of the world's premier technology companies and his considerable experience in the field of healthcare will be valuable assets to Nellcor Puritan Bennett."




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Nellcor Puritan Bennett Incorporated is the worldwide leader in monitoring, diagnosing and treating the respiratory-impaired patient across the continuum of care.




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